WORLD MONITOR TRUST III - SERIES J

Exhibit 99.1

January 4, 2016

RE: World Monitor Trust III Series J (“WMT-III”)

Dear Unitholder,

We are writing to inform you of changes to the underlying manager line-up in WMT-III. WMT-III is a multi-manager fund, rebalanced quarterly, which allocates its assets to commodity trading advisors (each, an “Advisor”). Effective January 1, 2016, WMT-III has removed CTA Choice ELL, CTA Choice SCT and CTA Choice WTN, and effective January 1, 2016; the assets of WMT-III will be reallocated equally among the four Advisors, as shown below.

This information amends the disclosure in the Private Placement Memorandum (“PPM”). If any statement in this letter conflicts with a statement in the PPM, the statement in this letter controls. Should you require any further information on the Advisors or WMT-III please refer to the PPM dated January 1, 2013 and subsequent supplements.

CTA Funds	Program	Percentage of the Trust’s Net Assets

CTA Choice FRT	Fort LP “Diversified Program”	25.00%
CTA Choice KEY	Key Trends Program	25.00%
CTA Choice QNTM	Quantmetrics Multi-Strategy Program	25.00%
CTA Choice RDOK	Red Oak Fundamental Trading Program	25.00%

Frequently Asked Questions

Q1: Why did you make these changes?

WMT-III is an equally-weighted portfolio that is rebalanced each quarter. From time to time we change the Advisors in the portfolio based on our macroeconomic view and the potential opportunities/risks that we see in the markets.

In December, the Federal Reserve finally embarked on lift-off, raising interest rates for the first time since 2006. With this action one source of uncertainty which had plagued the markets for much of 2015 has been erased. Further, as the Fed has begun to tighten, the ECB has reaffirmed its commitment to quantitative easing while Japan is also likely to encourage stimulative measures for the foreseeable future. This divergence should create trend-following opportunity as we move through 2016. With that said, China continues to be a major source of concern as a slowdown there ripples through the global marketplace. Plummeting commodity prices, from energies to metals, which have sent commodity currencies tumbling, have raised fears that worldwide growth targets will be challenged. Further a U.S. election, global political shocks and acts of terrorism could roil markets in 2016 adding uncertainty and volatility. In this type of market environment, we believe shorter-term trading strategies could profit.

Overall then, we believe that WMT investors will be best served by a portfolio that remains committed to diversification. A notable change however, is that the Fund will have an increased allocation to trend following and with that higher exposure we have elected to replace Winton with KeyQuant’s Key Trends Program. While similarly diversified and longer-term, the Key Trend Program attempts to be more reactive to the current market environment which we believe will be beneficial, particularly during periods of risk on/risk off sentiment changes. The Fund is also concentrating its short-term allocation by removing SCT and instead giving that entire allocation to Quantmetrics. As Quantmetrics focuses in global financials, we believe the manager’s very short-term strategy nicely complements the longer-term FORT where there has recently been a high exposure to global interest rate markets. Finally, WMT’s global macro allocation is being concentrated with the discretionary Red Oak; Ellington’s systematic strategy is being removed. Very long-term in outlook, Red Oak displays a non-correlated profile that we believe continues to be beneficial overall to the Fund. For much of 2015, Red Oak has had opposing views to the more traditional trend-following strategies as decisions are predicated on fundamental observations rather than primarily price. This adds a unique source of opportunity than that generated by WMT’s other participants.

Q2: Is any action required?

No action is required by the Financial Advisor or client.

Q3: Will these changes have any impact on my tax reporting?

No. These changes will have no impact on your tax reporting.

We appreciate your continued support of WMT-III and Kenmar Preferred. If you have any questions or concerns, please do not hesitate to contact your Financial Advisor or Kenmar Preferred’s Investor Services Group at (212) 596-3480.

Kind regards,

Ken Shewer

Chairman & CIO U.S. Liquid Strategies

Kenmar Preferred Investments LLC

Investments in commodities/futures, options on them, and managed futures are not appropriate for all investors, as the risk of loss is substantial. Therefore, only risk or hedge capital should be invested in these securities.

Alternative investments carry specific investor qualifications which can include high income and net-worth requirements as well as relatively high investment minimums. They are complex investment vehicles, which generally have high fixed and variable costs and substantial risks. The high expenses often associated with these investments must be offset by trading profits and other income. They tend to be more volatile than other types of investments and present an increased risk of investment loss. There may also be a lack of transparency as to the underlying assets. Additionally, there may be no secondary market for alternative investment interests and transferability may be limited or even prohibited. Other risks may apply as well, depending on the specific investment product. Please carefully review the Private Placement Memorandum or other offering documents for complete information regarding terms, including all applicable fees, as well as other factors you should consider before investing.